UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MIRANT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Mirant Corporation
Notice of 2007 Annual Meeting
and
Proxy Statement

Notice of Annual Meeting of Stockholders – May 8, 2007
The 2007 Annual Meeting of Stockholders of Mirant Corporation will be held at 8:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2007, at Mirant’s Corporate Headquarters, 1155 Perimeter Center West, Atlanta, GA 30338-5416, for the following purposes:
(1)	To elect nine members of the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountant for 2007; and

(3)	To transact such other business as may properly be brought before the meeting and any and all adjournments or postponements thereof.
In accordance with our Bylaws and action by our Board of Directors, stockholders owning Mirant common stock at the close of business on March 16, 2007, are entitled to attend and vote at the meeting.
If you plan to attend the meeting in person, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.
The Proxy Statement, Annual Report and proxy form are included in this mailing.
Even if you plan to attend the meeting, please provide us your voting instructions in one of the following ways as soon as possible:
(1)	Internet – use the Internet address on the proxy form

(2)	Telephone – use the toll-free number on the proxy form

(3)	Mail – mark, sign, and date the proxy form and return in the enclosed postage-paid envelope
By order of the Board of Directors,
Julia A. Houston
Corporate Secretary

April 5, 2007
Directions
•	From the airport or downtown Atlanta: Take I-85 North to GA 400 North to Exit 5A Dunwoody. Turn right and follow Abernathy Road which becomes Perimeter Center West. Turn right at the 3rd light into the entrance of 1155 Perimeter Center West. The parking deck entrance is on the left just past the building. Visitor parking is on the 3rd level of the parking deck.
•	From I-285: Take Exit 29 Ashford Dunwoody Road going north toward Perimeter Mall. Turn left at the 5th traffic light onto Perimeter Center West. Turn left at the 6th traffic light into the entrance of 1155 Perimeter Center West. The parking deck entrance is on the left just past the building. Visitor parking is on the 3rd level of the parking deck.

General Information
Why am I receiving this Proxy Statement?
You are receiving this proxy statement and proxy card because you own shares of Mirant common stock. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders. It also gives you information on these issues so that you can make an informed decision. The Board of Directors of Mirant Corporation is soliciting your proxy for the 2007 Annual Meeting of Stockholders and any adjournments thereof. The meeting will be held at 8:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2007, at Mirant’s Corporate Headquarters, 1155 Perimeter Center West, Atlanta, GA 30338-5416. This proxy statement and proxy form initially are being provided to stockholders on or about April 5, 2007.
What is being voted upon at the meeting?
The election of nine directors for a one-year term and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountant for 2007 are being voted on at the meeting. We are not aware of any other matters to be presented to the meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.
How does the Board of Directors recommend I vote?
Our Board of Directors unanimously recommends that you vote:
1.	FOR each of the nominees to the Board of Directors; and

2.	FOR ratification of the appointment of KPMG LLP as our independent registered public accountant for 2007.
How do I give voting instructions?
You may give your voting instructions by the Internet, by telephone, by mail or in person at the meeting. Instructions on how to vote are on the proxy form. The proxy committee named on the enclosed proxy form will vote all properly executed proxies that are delivered pursuant to this solicitation and not subsequently revoked in accordance with your voting instructions. If you hold shares through a bank or broker, please refer to your proxy card or the information forwarded by your bank or broker to see which options are available to you.
Can I change my vote?
Yes, you may revoke your proxy by submitting a subsequent proxy, by voting in person at the meeting, or by written request received by Mirant’s Corporate Secretary prior to the Annual Meeting.
Who is entitled to vote at the meeting?
All stockholders of record on the record date of March 16, 2007, may vote. On that date, there were 234,967,236 shares of Mirant Corporation common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
How much does each share count?
Each share counts as one vote. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed card but do not provide voting instructions, your shares will be voted FOR all nine director nominees and FOR the ratification of the appointment of our independent registered public accountant.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?
If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the election of directors and the ratification of the appointment of our independent registered public accountant described in this proxy statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf.
What constitutes a “quorum” for the meeting?
A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the Annual Meeting. For the purpose of determining whether or not a quorum exists, abstentions are counted as shares present or represented by proxy.
What are the voting requirements for electing members of our Board of Directors?
The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withhold authority” with respect to the election of directors. Only votes “for” or “withhold authority” are counted in determining whether a plurality has been cast in favor of a director.
What are the voting requirements for ratification of the appointment of KPMG LLP as our independent registered public accountant for 2007?
The affirmative vote of a majority of the votes cast is required for the ratification of the appointment of KPMG LLP as our independent registered public accountant for 2007. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent registered public accountant. Abstentions will have the effect of votes cast against the ratification of the appointment of our independent registered public accountant.
What does it mean if I get more than one proxy form?
You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts online at www.melloninvestor.com or call our transfer agent, Mellon Investor Services, at (866) 463-1222.
Who pays the expense of soliciting proxies?
Mirant pays the cost of soliciting proxies. The officers or other employees of Mirant or its subsidiaries may solicit proxies in person or by telephone, electronic transmission or facsimile transmission. Such officers or other employees will not receive any additional compensation for these activities.
Will a list of stockholders entitled to vote at the meeting be available?
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at our corporate headquarters on May 8, 2007, and will be accessible for ten days prior to the meeting at our corporate headquarters between the hours of 9:00 a.m. and 5:00 p.m.

Item No. 1 — Election of Directors
Director and Nominee Information
All of the nominees for director currently are directors of Mirant. The following table sets forth information regarding the names, ages and business experience of the current directors, other directorships held by them, and the length of their service as a director of Mirant. Additional biographical information regarding our directors is available on our website at http:// www.mirant.com.
Unless otherwise instructed, the persons named on the enclosed proxy form will vote each properly executed proxy for the election of the nominees outlined below as directors for the one-year term ending in 2008. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee unless instructed otherwise on the proxy form.
The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors. The director nominee with the most votes for a particular slot is elected for that slot.
The Board of Directors recommends a vote FOR the nine nominees listed below.

Name	Age	Position and Experience
Thomas W. Cason	64	Director of Mirant since 2006. Retired owner and manager of five agricultural equipment dealerships (1991-2006). Former Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated (1989-1990); Controller and Vice President, Finance of various Baker Hughes subsidiaries (1977-1989). After retiring from Baker Hughes, Mr. Cason held various executive management positions with Key Tronic Incorporated. He also held a number of auditing positions during his seven-year career with Arthur Young & Company. He serves as a director and as the audit committee chairman for GlobalSantaFe Corporation.

A. D. (Pete) Correll	65	Director of Mirant since 2000. Chairman Emeritus (2006-Present), Chairman of the Board (1993-2006), Chief Executive Officer (1993-2005), and President (1991-2002) of Georgia-Pacific Corporation, manufacturer and distributor of building products, pulp and paper. Mr. Correll is also a director of Norfolk Southern Corporation and SunTrust Banks, Inc.

Terry G. Dallas	56	Director of Mirant since 2006. Former Executive Vice President and Chief Financial Officer of Unocal Corporation (2000-2005).

Thomas H. Johnson	57	Director of Mirant since 2006. Retired Chairman (2000-2005) and President and Chief Executive Officer (1997-2005) of Chesapeake Corporation, a specialty packaging manufacturer. Mr. Johnson is also a director of Universal Corporation, Superior Essex Inc., and CMGI Inc.

John T. Miller	60	Director of Mirant since 2006. Former Chief Executive Officer and director (2001-2005) and Chief Financial Officer (1998-2001) of American Ref-Fuel Company, operator of waste-to-energy generation facilities in the northeastern United States.

Edward R. Muller	55	Chairman, President and Chief Executive Officer of Mirant since 2005. President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. Mr. Muller is also a director of GlobalSantaFe Corporation.

Robert C. Murray	61	Director of Mirant since 2006. Former Chairman (2002-2004) and Interim Chief Executive Officer (2002-2003) of Pantellos Corporation, an e-commerce procurement

Name	Age	Position and Experience
		marketplace for the utility industry, and former Chief Financial Officer of Public Service Enterprise Group, an energy and energy services company (1992-2001).

John M. Quain	52	Director of Mirant since 2006. Chairman of the Energy and Utility Law Practice Group (2001-present) of Buchanan Ingersoll & Rooney, a law firm engaged in strategic planning and regulatory consultative services for energy and utility companies, and former Commissioner and Chairman of the Pennsylvania Public Utility Commission (1993-2001).

William L. Thacker	61	Director of Mirant since 2006. Former President, Chief Executive Officer, Chairman and Advisor to President and CEO of Texas Eastern Products Pipeline Company, LLC (1992-2002), owner and operator of petroleum product pipelines in the United States. He is also a director of Copano Energy, LLC and Kayne Anderson Energy Development Co.
Corporate Governance
Board Structure
Our current Board of Directors consists of nine directors who have diverse backgrounds and experience and is chaired by Edward R. Muller, our President and Chief Executive Officer. Mr. Muller was elected as Chairman of the Board, President and Chief Executive Officer on September 30, 2005. The other individuals listed above were originally appointed as directors on January 3, 2006, in conjunction with our emergence from Chapter 11 bankruptcy. All members of the current Board were re-elected at our 2006 Annual Meeting of Stockholders on May 9, 2006. Each director serves a one-year term and is subject to annual election.
A. D. (Pete) Correll serves as lead independent director. In this role he coordinates the activities of the other non-management directors, serves as chairman of the Nominating and Governance Committee, presides over meetings of the non-management directors and serves as the liaison between the non-management directors and the Chairman of the Board.
The Board of Directors met 13 times in 2006. No director attended fewer than 75% of the total of the Board meetings and the meetings of the committees upon which he served. All directors were present at our 2006 Annual Meeting of Stockholders held at our corporate headquarters on May 9, 2006.
Corporate Governance Guidelines and Committee Charters
In 2006, the Board of Directors approved new Corporate Governance Guidelines and new charters for the Audit, Compensation, and Nominating and Governance Committees that comply with applicable laws and regulations and the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines describe the qualifications and role of the Board and outline the responsibilities of the directors. They provide that the Board will conduct an annual evaluation to assess and enhance its effectiveness, and the Guidelines direct non-management directors to meet in executive session at least quarterly, with the Company’s lead independent director presiding at these sessions. Under the Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. The Corporate Governance Guidelines and all three committee charters are posted on our website at http://www.mirant.com. Stockholders may obtain a copy of the Guidelines and committee charters by written request to the Corporate Secretary at Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416.
Director Independence
The Board has determined that each of the following non-management directors is independent under applicable New York Stock Exchange listing standards and our Corporate Governance Guidelines: Thomas W. Cason, A.D. (Pete) Correll, Terry G. Dallas, Thomas H. Johnson, John T. Miller, Robert C. Murray, John M. Quain, and

William L. Thacker. Each director designated as independent has no material relationship with the Company that would impair his independence. This determination was based upon the recommendation of the Nominating and Governance Committee and all relevant facts and circumstances appropriate for consideration in the judgment of the Board. As described in the Corporate Governance Guidelines, the Board applies the following standards in assessing independence:
(1)	No director can qualify as independent if he or she has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

(2)	A director is not independent if:
(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company.

(ii)	The director, or an immediate family member of the director, has received during any 12-month period during the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) is not considered for purposes of this standard.

(iii)	The director, or an immediate family member of the director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee.

(iv)	The director is a current employee, or has an immediate family member who is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross annual revenues.

(v)	The director is, or in the past three years has been, an executive officer of a charitable organization to which the Company made contributions in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of such charitable organization’s consolidated gross annual revenues.
Related Person Transactions
Review and Approval of Related Person Transactions.
Our Nominating and Governance Committee is responsible for reviewing and approving any related person transactions by the Company. Mirant’s legal department has adopted written policies and procedures to track and assess relationships and transactions to which the Company and our directors and executive officers or their immediate family members are parties to determine if they have a direct or indirect material interest in the transaction. At the first scheduled Nominating and Governance Committee meeting each calendar year, management identifies for the Committee any related person transactions to be entered into for that calendar year, including the proposed aggregate value of such transactions. All related person transactions must be approved by the Nominating and Governance Committee and must be on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party.
Related Person Transactions
There were no reportable transactions between the Company and related persons in 2006.
Stockholder Communications Policy
Stockholders and other interested parties who wish to send communications to our Board of Directors or independent directors may do so by writing to the Board in care of our Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416. We have also established the following email addresses to which communications intended for directors may be sent and have provided links to these addresses on our website: directors@mirant.com (to the directors as a group) and independent.directors@mirant.com (to the non-management directors as a group). The Board has instructed the Corporate Secretary to assist the Board in reviewing all communications received as follows:
•	Customer, vendor or employee complaints will be investigated by management and a log of such complaints will be provided to the Chair of the Nominating and Governance Committee.

•	Communications containing complaints regarding accounting, internal control or auditing matters will be investigated in accordance with the procedures established by the Audit Committee.

•	Solicitations for periodicals or other subscriptions, surveys and business solicitations, and other similar communications generally will not be forwarded to the directors.
Except as described above, the Corporate Secretary will forward (i) written communications addressed to the full Board to the Chairman of the Board; (ii) written communications addressed to the non-management directors to the lead independent director; and (iii) written communications addressed to any individual director or directors to the individual(s) to whom the communication is directed. However, materials that are unduly hostile, threatening, illegal or similarly unsuitable generally will not be forwarded.
Committee Membership
The Board of Directors has standing Executive, Compensation, Nominating and Governance, and Audit Committees. Provided below is information about the membership, responsibilities, and actions of these committees during 2006.
Executive Committee
The Executive Committee is composed of four members – Edward R. Muller, Thomas W. Cason, A.D. (Pete) Correll and Thomas H. Johnson. It was established for the sole purpose of authorizing and approving transactions and commitments for power, fuel, emissions and related fuel storage and transportation agreements that exceed the authority delegated by the Board of Directors to the Chief Executive Officer. The Executive Committee did not meet during 2006.
Compensation Committee
The Compensation Committee is composed of three members – Thomas H. Johnson, A.D. (Pete) Correll and William L. Thacker. Mr. Johnson serves as the chair of the committee. Each member initially was appointed by the Board of Directors upon our emergence from bankruptcy on January 3, 2006. Upon recommendation of the

Nominating and Governance Committee, the Board of Directors determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines.
The Compensation Committee met nine times in 2006 and met seven times in executive session at those meetings. The Chief Executive Officer, the Corporate Secretary, the Senior Vice President, Administration and the Director of Compensation and Human Resources attend Compensation Committee meetings as representatives of the Company.
The key responsibilities of the Compensation Committee are:
•	Oversight of compensation philosophy, amounts, plans, and policies;

•	Evaluation of the performance of executive officers and approval of their compensation;

•	Administration of executive compensation plans;

•	Review of management succession plans; and

•	Recommendation of compensation for non-management directors.
A copy of the Compensation Committee Charter is available on our website at http://www.mirant.com. In addition to outlining the Committee’s governance and responsibilities, the Charter grants the Compensation Committee the authority to engage independent counsel and other outside advisors.
Compensation Committee Interlocks and Insider Participation
All members of our Compensation Committee during 2006 were independent directors, and none were our employees or former employees. During 2006, none of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.
Nominating and Governance Committee
The Nominating and Governance Committee is composed of three members — A.D. (Pete) Correll, Terry G. Dallas and John M. Quain. Mr. Correll serves as the chair of the committee. Each member was appointed by the Board of Directors on January 3, 2006. The Board of Directors determined that each of the members of the Nominating and Governance Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Governance Committee met four times during 2006. The key responsibilities of the Nominating and Governance Committee are:
•	Recommendation and implementation of the Corporate Governance Guidelines;

•	Recommendation to the Board of Directors regarding the composition of the Board and the composition of Board committees;

•	Oversight of Mirant’s compliance with its Code of Ethics and Business Conduct and review and discussion with management and the General Counsel of legal and regulatory requirements, compliance matters and material litigation; and

•	Assistance of the Board in identifying qualified individuals to become Board members and recommendation to the Board regarding the selection of director nominees for election at the annual meeting of stockholders, assessment of director independence and Board effectiveness.
The Nominating and Governance Committee Charter grants the Committee the authority to engage independent counsel and other outside advisors. A copy of the Nominating and Governance Committee charter is available on our website at http://www.mirant.com.

Director Nomination Process
The Nominating and Governance Committee is responsible for identifying qualified individuals to become Board members. The Nominating and Governance Committee will consider written nominations from stockholders for director candidates if submitted in accordance with the Company’s Bylaws. Stockholders making a director nominee recommendation must submit a written notice to the Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416. Recommendations submitted for consideration by the Nominating and Governance Committee in preparation for the 2008 Annual Meeting of Stockholders must be received by December 5, 2007, and must contain the following information: (a) the name and address of the recommending stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of Mirant’s common stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission (the “SEC”); and (f) the candidate’s written, signed consent to serve if elected. The Nominating and Governance Committee will evaluate candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources.
The Corporate Governance Guidelines, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our directors and require that the assessment of potential candidates include independence, business and professional experience (including current public company boards on which a nominee serves), ability to devote sufficient time to the affairs of Mirant, and characteristics of the current Board of Directors, including diversity, age and skills (such as financial expertise, international experience and experience in the energy industry). The Nominating and Governance Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Guidelines and the following minimum qualifications:
•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience that adds to the mix of the Board as a whole;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.
The Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.
Alternatively, stockholders intending to appear at our Annual Meeting of Stockholders in order to nominate a candidate for election at the meeting (in cases where the Board of Directors does not intend to nominate the candidate or where the Nominating and Governance Committee was not required to consider his or her candidacy) must comply with the requirements set forth in Article II, Section 11A of the Company’s Bylaws, which may be found on our website at http://www.mirant.com.

Audit Committee
The Audit Committee is composed of three members – Thomas W. Cason, John T. Miller and Robert C. Murray. Mr. Cason serves as the chair of the committee. Each member of the Audit Committee was appointed by the Board of Directors on January 3, 2006. Upon recommendation of the Nominating and Governance Committee, the Board of Directors determined that each member of the Audit Committee (i) meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines and (ii) is financially literate and qualifies as an “audit committee financial expert” as defined in the SEC regulations. The Board has adopted a written charter for the Audit Committee, which is available on our website at http://www.mirant.com.
The Audit Committee met nine times during 2006. The Audit Committee met in executive session and had separate private discussions with the independent registered public accountant and the Vice President of Internal Audit at each regularly scheduled meeting. The key responsibilities of the Audit Committee are:
•	Oversight of Mirant’s financial reporting process and oversight of the quality and integrity of Mirant’s financial statements;

•	Oversight of Mirant’s relationship with its independent registered public accountant and sole authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accountant, which reports directly to the Audit Committee;

•	Pre-approval of all audit and permitted non-audit services to be provided by the independent registered public accountant as well as the compensation, fees and terms for such services;

•	Review of the annual internal audit program, major findings and recommendations resulting from internal audits and oversight of the Vice President of Internal Audit, who reports to the Audit Committee;

•	Review with management and the General Counsel of legal, regulatory and compliance matters that may have a material impact on the financial statements or involve concerns regarding accounting or auditing matters and establishment of procedures related to such concerns; and

•	Review with management and the independent registered public accountant of the policies for assessing and managing significant risks to the Company.
The Audit Committee Charter grants the Audit Committee the authority to engage independent counsel and other outside advisors. Following the consideration of the qualifications of the members of the engagement team and formal responses from the independent registered public accountant as to its independence, staffing plans and quality controls, the Audit Committee selected KPMG LLP as independent registered public accountant for 2007, subject to ratification by the stockholders at the Annual Meeting.
Audit Committee Report
The Audit Committee is responsible for overseeing the Company’s financial reporting process, including supervising Mirant’s relationship with its independent registered public accountant, KPMG LLP, which reports directly to the Committee. The Audit Committee (i) assists the Board in its oversight of the quality and integrity of Mirant’s financial statements, including the financial reporting process and systems of internal control over financial reporting; (ii) is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountant; and (iii) reviews the appointment, replacement and compensation of the Vice President of Internal Audit, who reports to the Committee.
In discharging its duties and responsibilities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accountant Mirant’s audited financial statements for the year ended December 31, 2006;

•	discussed with the independent registered public accountant the matters required to be discussed by Statement of Auditing Standards No. 61, as amended;

•	reviewed and discussed with management and the independent registered public accountant management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accountant’s evaluation of the Company’s internal control over financial reporting;

•	received from the independent registered public accountant a formal written statement describing all relationships with Mirant that might affect its independence as required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accountant its independence;

•	considered whether the provision of non-audit services is compatible with maintaining the independent registered public accountant’s independence; and

•	concluded that the independent registered public accountant is independent from the Company and its management.
Management, under the oversight of the Audit Committee, is responsible for establishing and maintaining a system of internal control over financial reporting and for preparing the Company’s financial statements and reports in accordance with generally accepted accounting principles in the United States. Management represented to the Committee that the Company’s annual financial statements were prepared in accordance with generally accepted accounting principles in the United States.
The independent registered public accountant is responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles in the United States. In addition, the independent registered public accountant expresses an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as its own opinion on the effectiveness of the Company’s internal control over financial reporting.
In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
Submitted on April 5, 2007 by the members of the Audit Committee of the Company’s Board of Directors
Thomas W. Cason
John T. Miller
Robert C. Murray

Audit and Non-Audit Fees
Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered by KPMG LLP (in thousands):

	2006	2005
Audit Fees (1)	$9,512	$12,144
Audit-Related Fees (2)	1,329	1,292
Tax Fees (3)	230	220
All Other Fees	—	5

Total	$11,071	$13,661

(1)	Audit fees and expenses represent fees billed and expected to be billed for professional services rendered in connection with (a) audits and reviews of the 2006 and 2005 Mirant Corporation consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board; (b) audits of various Mirant subsidiary financial statements required by statute or regulation; and (c) consultations on accounting matters reflected in the financial statements.

(2)	Audit-related fees represent fees billed for professional services rendered in connection with (a) audits of Mirant’s employee benefit plans; (b) internal control reviews; (c) audits of subsidiaries (foreign and domestic) required by debt covenants; (d) reviews of offering memoranda and regulatory filings; and (e) document production in connection with legal subpoenas related to various Mirant litigation matters.

(3)	Tax fees represent fees billed for professional services rendered in connection with (a) tax compliance; (b) consultations related to tax audits and appeals; and (c) technical tax advice on rulings from taxing authorities.
Audit Committee Pre-Approval
The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent registered public accountant, and the compensation, fees and terms for such services. The Committee also has approved an Independent Auditor Policy that requires Audit Committee pre-approval of audit services provided by the independent registered public accountant and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Policy also requires annual approval by the Audit Committee or its Chairman, the independent registered public accountant’s lead partner, Mirant’s Chief Financial Officer or Controller, and Mirant’s Corporate Secretary of the compensation and terms of service for any permitted non-audit services provided by the independent registered public accountant. Any proposed non-audit services exceeding the pre-approved fee levels previously approved by the Audit Committee or its Chairman require pre-approval by the Audit Committee or its Chairman. The Controller reports quarterly to the Audit Committee on the services performed and fees incurred by the independent registered public accountant for audit and permitted non-audit services during the prior quarter.

Item No. 2 — Ratification of Independent Registered Public Accountant
The Audit Committee of the Board appointed KPMG LLP to serve as the Company’s independent registered public accountant for the fiscal year ending December 31, 2007. Although not required by our Bylaws, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification.
If this proposal is not ratified at the Annual Meeting by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its appointment of KPMG LLP as Mirant’s independent registered public accountant for 2007.
Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountant under Item No. 2.

Executive Officers
Our executive officers are elected by the Board of Directors annually to hold office until their successors are elected and qualified. The following table sets forth the information regarding the names, ages, titles and business experience of the current executive officers of Mirant. Additional biographical information regarding our executive officers is available on our website at http://www.mirant.com.

Name	Age	Position and Experience
Edward R. Muller	55	Chairman, President and Chief Executive Officer of Mirant since 2005. President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. Mr. Muller is also a director of GlobalSantaFe Corporation.

Robert M. Edgell	60	Executive Vice President and U.S. Region Head of Mirant since 2006. Managing Director of Private Power International Development PTE, LTD, a Singapore registered private company engaged in consulting, development and equity investment in private power projects in Asia (2005). Executive Vice President and General Manager, Asia-Pacific Division of Edison Mission Energy (1996–2005).

James V. Iaco, Jr.	62	Executive Vice President and Chief Financial Officer of Mirant since 2005. Senior Vice President and President, Americas Division (1998–2000), and Senior Vice President and Chief Financial Officer (1994–1998) of Edison Mission Energy.

S. Linn Williams	60	Executive Vice President, General Counsel and Chief Compliance Officer of Mirant since 2005. Senior Vice President and President, European Division (1998–2000), and Senior Vice President and General Counsel (1994–1998) of Edison Mission Energy.

Thomas E. Legro	55	Senior Vice President, Principal Accounting Officer and Controller of Mirant since 2005. Vice President, Chief Accounting Officer and Corporate Controller of National Energy & Gas Transmission, Inc. (2001–2004).

Jose P. Leviste, Jr.	62	Senior Vice President of Mirant and Chairman, President and Chief Executive Officer of Mirant Philippines since 2006. Chairman, Australasian Philippines Mining Inc. and Climax Arimco Mining Corporation (2003-April 2007). Chairman and Chief Executive Officer, Polistrat International Inc. (2000-2006).

William P. von Blasingame	48	Senior Vice President and General Manager, Caribbean of Mirant since 2005. Chief Financial Officer and Vice President of Asia-Pacific Division of Edison Mission Energy (1999–2005).

Executive Compensation
Compensation Discussion and Analysis
The Compensation Committee is responsible for establishing and administering the compensation and benefits programs for our named executive officers. The Compensation Committee reviews and approves compensation for our Chief Executive Officer, under the oversight of the Board’s independent directors, and reviews and approves compensation for all corporate Executive Vice Presidents and Senior Vice Presidents, including salary, short-term and long-term incentives, severance and other executive benefits. The Compensation Committee also reviews and approves performance measures for the short-term incentive plan, formulates long-term incentive strategy, and provides oversight and guidance in the development of compensation and benefit programs for all employees of the Company.
Compensation Program Philosophy and Objectives
In determining the compensation for our named executive officers in 2006, the Compensation Committee’s main focus was creating a “pay for performance” culture and ensuring that our compensation programs achieve the following objectives through a combination of fixed and variable cash- and equity-based elements:
•	Providing a competitive total compensation package, enabling us to attract and retain qualified executives;

•	Motivating employee performance by creating a direct link between a significant portion of the compensation that can be earned by each named executive officer and our financial performance; and

•	Aligning our named executive officers’ interests with those of our stockholders by fostering stock ownership by our named executive officers.
The Compensation Committee intends to annually review our compensation policies and programs in light of these objectives and competitive practices.
In conjunction with the approval of the Plan of Reorganization that facilitated our emergence from bankruptcy protection, our 2005 Omnibus Incentive Compensation Plan became effective as of January 3, 2006. The Omnibus Incentive Compensation Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards. Our directors and employees are eligible to receive grants under the Omnibus Incentive Compensation Plan. The purpose of the Omnibus Incentive Compensation Plan is to provide a means whereby employees and directors develop a sense of proprietorship and personal involvement in our development and financial success and to encourage them to devote their best efforts to our business, thereby advancing our interests and those of our stockholders.
Our named executive officers for 2006 include Edward R. Muller, our President and Chief Executive Officer; James V. Iaco, our Executive Vice President and Chief Financial Officer; Robert M. Edgell, our Executive Vice President and U.S. Region Head; S. Linn Williams, our Executive Vice President and General Counsel; and William P. von Blasingame, our Senior Vice President and General Manager—Caribbean. While our Compensation Committee approves the compensation arrangements of all officers at the level of Senior Vice President and above, the Chief Executive Officer provides input and recommendations from management, other than with regard to himself, including with respect to appropriate merit increases.
Compensation Consultant
Since 2001, the Compensation Committee has engaged Hewitt Associates to advise the Committee and provide expertise on compensation strategy and program design. The consultant works from time to time with management, at the request of the Compensation Committee, in formulating materials and proposals for consideration by the Committee. In such instances the Senior Vice President, Administration, the Chair of the Committee and the consultant work together to determine the nature and scope of the consultant’s assignments. Hewitt’s 2006 services included providing advice on the design of compensation programs, providing competitive data, reviewing technical provisions of program design and advising the Committee and management on the impact of regulatory and legislative changes on the Company’s compensation programs. A representative of Hewitt Associates attended eight Compensation Committee meetings in 2006.
In addition to serving as consultant to the Compensation Committee, Hewitt administers the Company’s pension programs. The Committee has determined that this pension administration work, as well as the work with management at the Committee’s direction, does not impair the independence of Hewitt in its role as compensation consultant.
Review of Compensation Program in 2006
Due to our emergence in 2006 from Chapter 11 protection and the resulting appointment of a new Board of Directors, the Compensation Committee reviewed all of our existing compensation programs. In conducting this review, the Committee consulted with the compensation consultant as appropriate. Following this review, the Committee made several modifications to existing programs and reviewed and approved the following new plans and programs during 2006:
•	Deferred Compensation Plan

•	Change-in-Control Severance Plan

•	Severance Pay Plan

•	2006 Special Bonus Plan

•	Stock Ownership Guidelines

•	Director Compensation Plan

•	Equity Grant Policy
Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan, and participation is limited to our Board of Directors and employees with an annual base salary of $160,000 or more. Under the Plan, directors may defer up to 100% of board and committee meeting fees and retainer fees. Employees may defer up to 100% of base pay and short-term incentive pay (less applicable FICA taxes). The adoption of a new Deferred Compensation Plan facilitated our compliance with IRS Regulation 409A, which places certain restrictions on deferred compensation under nonqualified plans. This Deferred Compensation Plan is effective for all deferrals beginning in 2006.
Change-in-Control and Severance Pay Plans. The Compensation Committee adopted new severance and change-in-control programs during the year. The Compensation Committee believes these programs are necessary to remain competitive in the marketplace and to address workforce uncertainty due to our recent emergence from bankruptcy and speculation regarding potential industry consolidation. See Post-Termination Compensation below for a description of the Change in Control and Severance Pay Plans.
2006 Special Bonus Plan. In November 2006, the Compensation Committee approved the implementation of the 2006 Special Bonus Plan to reward participants for successful completion of our business and asset sales announced in July and August of 2006, as well as to provide a retention incentive for certain participants. Participants in the Special Bonus Plan include approximately 125 U.S. employees (representing 7% of the U.S. employee population) at a level of Senior Vice President or below who are considered critical to our operation. None of our named executive officers is covered by the 2006 Special Bonus Plan. However, please see the Long-Term Incentives section below for a discussion of special equity grants to our named executive officers that were made in conjunction with the implementation of the Special Bonus Plan. The maximum amount payable pursuant to the 2006 Special Bonus Plan is $34 million. Payments under the 2006 Special Bonus Plan will be made on or about June 30, 2008, upon the satisfaction of specified conditions to vesting, including (1) the achievement of an established threshold value from the planned sales of our Philippine and Caribbean businesses and certain U.S. natural gas-fired assets; and (2) the completion of the planned sale of our Philippine business and receipt of 65% of the threshold values from the planned sales of the Caribbean business and the U.S. natural gas-fired assets.
Stock Ownership Guidelines. In November 2006, our Compensation Committee approved stock ownership guidelines that apply to certain corporate officers as well as our Board of Directors. These guidelines establish minimum levels of share ownership to be attained over five years as set forth below:

Position	Multiple of Annual Salary
Chief Executive Officer	500%
Executive Vice President	400%
Senior Vice President	300%
Vice President/Officer*	100%
Board of Directors	3x annual LTI Grant

*	All corporate officers with a base salary greater than $180,000.
Shares counted toward satisfaction of the guidelines outlined above include shares owned outright, vested restricted stock units or restricted shares, vested stock options (at two-thirds of their value), and phantom shares/units.
Director Compensation Plan For information on the Director Compensation Plan adopted in 2006, see the Director Compensation Table under Executive Compensation below.
Equity Grant Policy In November 2006, our Compensation Committee approved an Equity Grant Policy that applies to any compensatory award under our Omnibus Incentive Compensation Plan in the form of common stock or common stock derivatives, including stock options, restricted stock, restricted stock units, performance shares or performance units. Under the Equity Grant Policy, both annual equity grants and special equity grants must be made during an open trading window, which normally follows our quarterly earnings releases. The Equity Grant Policy also confirms that the grant date of any equity award approved by the Compensation Committee will be the date of the meeting at which the award was approved, and the grant price will be the closing price of our common stock on the New York Stock Exchange on such date.
Peer Group Analysis and Compensation Assessment
In order to determine competitive market-level compensation for our senior executives, we benchmark either annually or bi-annually (based on market conditions) all elements of executive compensation and review these results with the Compensation Committee. In 2006, for our named executive officers, we utilized a general industry comparator group of approximately 60 companies of similar revenue size, which includes certain industry peers. Hewitt assisted us in identifying an appropriate comparator group and we presented the proposed group to the Compensation Committee for approval. A regression analysis was performed to determine market pay on a size-adjusted basis. We are near the median of the selected peer group in revenue and market capitalization, though we have fewer than the median number of employees for these companies. Our objective is to pay a total compensation package that is at the median of market for target performance.
Components of In-Service Compensation
We utilize base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites to compensate our named executive officers. We target the median market level for these components in order to ensure our competitiveness in attracting and retaining our named executive officers.
Base Salary
The Committee establishes base salary levels for our executive group by comparison to competitive market levels for their job functions. In 2006, we analyzed our executive positions against the peer group data as described above consistent with our objective to pay at the median of market for target performance. Because we replaced most of our existing senior management in conjunction with our emergence from bankruptcy, we negotiated base salaries ranging from the 50th to the 75th percentile of market in order to attract the caliber of talent needed to execute a demanding business plan.
As a company, our base salaries generally approximate the median of the market and may be adjusted based on individual performance. Salaries are reviewed at least annually in order to assess market conditions and to maintain competitive market levels of compensation. We think that our base salaries are set at competitive rates to attract the necessary talent. In addition, we provide a pool for annual merit raises of approximately 3.5% of our total annual base salary expense, which is available for all employees.
The 2006 base salary for each of our named executive officers is set forth in the 2006 Summary Compensation Table below. In November 2006, the Compensation Committee approved an increase in Mr. von Blasingame’s annual base salary from $285,000 to $340,000. This adjustment was made to align his salary with market pay for management of a business of the size and complexity of Mirant’s Caribbean business.
Each of our named executive officers other than Mr. von Blasingame received a 2007 annual salary increase ranging from 4% to 10%. See Employment Agreements in the narrative discussion below Grants of Plan-Based Awards in 2006 for the 2007 salaries of our named executive officers.
Performance-Based Compensation
Short-Term Incentives
Pay for performance is a key feature of our compensation program. We have established a broad-based short-term cash incentive program, in which all of our named executive officers participate. This program is designed to award participants for our achievement of key economic and strategic goals that are established annually by the Compensation Committee.
Under our short-term incentive plan, annual cash bonuses are awarded taking into account an individual’s “target bonus percentage” (a percentage of such participant’s base salary), the Company’s performance against established business and financial goals (referred to as the corporate payout factor), and individual performance. The Compensation Committee approves the short-term incentive plan goals at the beginning of each calendar year based on management’s recommendations. In 2006, two-thirds of the corporate payout factor was dependent on achievement of a range of targeted Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). The remaining one-third was dependent upon the achievement of other operational and strategic goals and metrics.
We think that Adjusted EBITDA is an appropriate financial measure for the Company and provides insight into the overall health of our earnings. The level of Adjusted EBITDA necessary to earn 50%, 100% and 200% of the target payout under the short-term incentive plan was set at the beginning of 2006 taking into consideration our projected Adjusted EBITDA under our 2006 operating plan. Bonus amounts between the threshold and target and between the target and maximum are based on interpolated performance between the specified levels. The target performance goals are set at levels deemed by the Compensation Committee, with input from management, to be achievable with strong performance by all employees. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.
The Compensation Committee is responsible for assessing our achievement of the operational and strategic goals and metrics under the short-term incentive plan, and it makes award decisions at a meeting following the completion of the annual audit process. For 2006, the corporate performance was 123% of target and was used to determine the available pool for short-term incentive payments. The Adjusted EBITDA used for purposes of the short-term incentive calculation was the same as reported in the Company’s year-end earnings release. Bonus payments are allocated to employees from this pool and may be adjusted for each employee based on his or her individual performance. See the 2006 Summary Compensation Table and the Grants of Plan Based Awards Table

below for the target and actual amounts earned by our named executive officers under the short-term incentive plan.
Our 2007 short-term incentive goals are based on the same structure utilized in 2006, with an Adjusted EBITDA goal representing two-thirds of the corporate payout factor and operational and strategic metrics comprising the other one-third.
Long-Term Incentives
We utilized stock options and restricted stock units for our 2006 long-term incentive grants to executives and directors, with the grants composed of two-thirds stock options and one-third restricted stock units. For the 2007 annual long-term incentive grants, the Compensation Committee decided to shift the allocation to two-thirds restricted stock units and one-third stock options. The Committee intends to retain this allocation for future grants. In determining to use such vehicles and in determining the relative allocation, the Committee weighed the effectiveness and the perceived value of such grants by participants against their associated compensation expense. Its assessment with respect to the grants for 2007 and beyond was that the long-term incentive grants would provide an important retention incentive for a critical component of the workforce. In addition, our awards vest over three years, providing an additional retention incentive.
All long-term incentive grants are issued under our 2005 Omnibus Incentive Compensation Plan. In light of our recent emergence from bankruptcy and the potential volatility of our stock price, the Compensation Committee made the 2006 annual long-term incentive grant in two tranches, one on January 13, 2006, and one on February 17, 2006. Long-term incentive grants also may be made to new employees when they commence employment with the Company. In determining the eligibility for and size of grants, the Company used the 50th percentile market equivalent economic value for employees at companies in our comparator group where long-term incentives are a prevalent component of pay. A small group of management-level employees received a long-term incentive grant that was in excess of the market equivalent. This increased grant was intended to attract and retain a talented management team and to further align the compensation of these individuals with the interests of our stockholders, in addition to motivating and rewarding long-term performance. The 2006 long-term incentive grants for our named executive officers were set out in their employment agreements with the Company.
Both the options and restricted stock units vest ratably over three years unless otherwise stipulated in an employment agreement. As described under Employment Agreements in the narrative description below Grants of Plan-Based Awards in 2006, certain of our executives, including all named executive officers, have employment agreements that provide that their 2006 equity grant vests ratably 6, 12, 24 and 36 months after the bankruptcy emergence date of January 3, 2006, and that all restricted stock units are deferred until employment terminates. During 2006, the equivalent of approximately 4.7 million shares were granted to approximately 265 employees. See the Grants of Plan-Based Equity Awards in 2006 table and Outstanding Equity Grants at Fiscal Year End table below for information on option and restricted stock unit grants to our named executive officers in 2006.
Special Equity Grants
In conjunction with the implementation of the 2006 Special Bonus Plan described above under Review of Compensation Program in 2006, the Compensation Committee also approved special equity grants to our named executive officers under the Omnibus Incentive Compensation Plan with the same conditions to vesting as awards under the 2006 Special Bonus Plan. The equity grants are sized as a multiple of three times the executive’s base salary and are intended to reward our named executive officers for successful completion of our planned business and asset sales. For each of our named executive officers, the equity grants are conditioned upon (1) the achievement of an established threshold value from the planned sales of our Philippine and Caribbean businesses and certain U.S. natural gas-fired assets; and (2) the completion of the planned sale of our Philippines business and receipt of 65% of the threshold values from the planned sales of the Caribbean business and the U.S. natural gas-fired assets. Mr. von Blasingame’s equity grant would also vest if the Company fails to offer him a position at a comparable level of compensation after the planned sale of the Company’s Caribbean assets. If the above conditions are met, the equity grants will be made on or about June 2008, but delivery will be deferred until employment terminates. The special equity grant amounts for each named executive officer are set forth in the table entitled Grants of Plan-Based Awards in 2006 below.
Benefits
Company benefits available to all of our employees, including our named executive officers, include health and welfare, dental, prescription drugs, paid vacation, life insurance, accidental death and dismemberment, short term disability and long term disability. All employees, including our named executive officers, also are entitled to participate in our qualified 401(k) program, pursuant to which we match 75% of the first 6% contributed. We also provide for a 3% quarterly fixed contribution and an annual discretionary profit sharing contribution to all employees who are not accruing a defined benefit pension or who are not subject to a collective bargaining agreement, based on our performance against our short-term incentive goals, of up to 7% of base salary and short-term incentive.
Senior executives participate in a nonqualified supplemental benefit plan. The supplemental benefit plan is intended to compensate for IRS limitations on compensation for company matching and profit sharing contributions to a qualified 401(k) plan. The Compensation Committee believes that this plan is market-competitive.
The recently adopted nonqualified deferred compensation plan allows senior executives to defer certain amounts of base salary and short-term incentive compensation and is described in more detail above under Review of Compensation Programs in 2006.
Perquisites
We have a perquisite policy that provides an allowance to our officers who earn over a certain threshold amount. The allowance amounts are pre-tax and are tiered according to salary. The allowances range from $9,000 to $21,000 annually and are fully taxable to the executives. The allowances are intended to compensate executives for income tax preparation and financial and estate planning. We also provide executive physicals to these officers. We believe these perquisite levels are competitive in the market.
Relocation benefits also were provided in 2006 to certain executives and their families in conjunction with their moves to the Company’s headquarters in Atlanta, Georgia. All named executive officers commenced employment with the Company between October 2005 and January 2006 and were required to relocate as a result. See the 2006 Summary Compensation Table below for perquisite amounts received by each of our named executive officers.
Employment Agreements
Each of our named executive officers has an employment agreement with the Company that is described in the narrative following the table below entitled Grants of Plan-Based Awards in 2006. Each of these agreements was approved by the Compensation Committee. We utilized employment agreements to attract our named executive officers because they were being hired while we were still in bankruptcy. The agreements were necessary to provide competitive benefits to these executives, such as severance and change-in-control protection, that had been curtailed during our bankruptcy.
Post-Termination Compensation
The Compensation Committee determined the post-termination benefits for our named executive officers based on a market study of prevalent program designs in our comparator group and in our industry and their relation to our compensation philosophy and program objectives.
Severance and Change in Control Plans
All of our named executive officers have employment agreements that provide specified change in control and severance benefits. These benefits are discussed below in Employment Agreements in the narrative discussion below the 2006 Grants of Plan-Based Awards Table. The Compensation Committee adopted new severance and change in control plans in 2006 that cover certain senior executives and certain other employees not covered by employment agreements. They were adopted because of the prevalence of such programs in the market and their necessity in recruiting and retaining executive talent. The Compensation Committee believes the terms of the arrangements are competitive. Management conducted a market review of comparable plans with the assistance of the compensation consultant, and the Compensation Committee approved each plan. The Committee anticipates reviewing the plans every two to three years.
The Change-in-Control Severance Plan provides for the payment of a specified level of benefits to employees at the level of a director with a base salary of greater than $175,000 in the event that we undergo a change in control and the covered employee is not offered continuing employment, referred to as a “double trigger.” Directors receive the equivalent of one year’s base salary and target short-term incentive; Vice Presidents receive the equivalent of two year’s base salary and target short-term incentive; and Senior Vice Presidents receive the equivalent of three year’s base salary and target short-term incentive.
Our Omnibus Incentive Compensation Plan separately includes change in control provisions affecting long-term incentives payable to our named executive officers and other employees. Under the Omnibus Incentive Compensation Plan, a change in control alone, referred to as a “single trigger,” normally will result in accelerated vesting of unvested long-term incentives if they are not replaced by the new controlling organization. See Potential Payments Upon Termination below for a further discussion of amounts payable to our named executive officers upon termination due to a change in control of the Company.
The Severance Pay Plan provides for the payment of severance benefits to any covered employee who is severed, whether or not in connection with a change in control.
Restrictive Covenants
All of our employees enter into confidentiality and intellectual property agreements, and any executive under an employment agreement is subject to non-solicitation, non-disparagement and non-compete provisions.
Impact of Regulatory Requirements
Several regulatory requirements have an impact on certain of our compensation decisions. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. We have undertaken to qualify substantial components of our incentive compensation to executive officers for the performance exception to non-deductibility. However, in appropriate circumstances, it may be necessary or appropriate to pay compensation or make special incentive or retention awards that do not meet the performance-based exception and therefore may not be deductible under Section 162(m). In 2006, $22,500 was not deductible under the provisions of Section 162(m).
In October 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We structured our deferred compensation arrangements discussed above to comply with the provisions of this Act.
We account for stock-based compensation under SFAS No. 123R, which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. We use the Black-Scholes option-pricing model to measure the grant-date fair value of our stock options. All of the stock-based awards granted in 2006 qualified for equity accounting treatment under SFAS No. 123R.
Conclusion
In 2006, the Compensation Committee reviewed the amounts payable under each individual element of compensation and the aggregate compensation for each Senior Vice President and above, including all named executive officers. In conducting this review, the Committee examined tally sheets outlining the comprehensive compensation for each officer, including long term-incentive grants and potential payouts under various termination scenarios, including a change of control. Based on such review and discussions with the compensation consultant, the Committee has concluded that the compensation for these officers is reasonable and appropriate and accurately reflects our compensation philosophy and objectives.
In addition to reviewing all elements of total compensation in 2006 for our named executive officers, the Compensation Committee and compensation consultant have reviewed the overall design of the Company’s compensation programs. The Committee has concluded that our compensation program is appropriate for a company of our size, performance and industry.
Compensation Committee Report
We have reviewed and discussed with management this Compensation Discussion and Analysis included in the Company’s 2007 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on these reviews and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.
Submitted on April 5, 2007 by the members of the Compensation Committee of the Company’s Board of Directors
Thomas H. Johnson
A. D. (Pete) Correll
William L. Thacker

2006 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding annual compensation for our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers in 2006 (together, our “named executive officers”).

						Non-Equity
						Incentive Plan	All Other
Name and			Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total
Principal Position	Salary ($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Compensation ($)
Edward R. Muller,	1,000,000		0	2,198,594	4,084,585	1,250,000	113,469	8,646,648
Chairman, President & Chief Executive Officer

James V. Iaco, Executive	450,000		0	460,447	1,249,367	360,000	94,944	2,614,758
Vice President & Chief Financial Officer

Robert M. Edgell,	478,846		0	717,769	1,319,846	400,000	263,026	3,179,487
Executive Vice President and U.S. Region Head

S. Linn Williams,	450,000		0	609,805	1,118,018	360,000	120,325	2,658,148
Executive Vice President & General Counsel

William P. von Blasingame,	290,289	(6)	0	229,944	409,209	230,000	216,275	1,375,717
Senior Vice President and General Manager, Caribbean

(1)	The named executive officers did not receive any compensation which would be characterized as a “Bonus” payment for the fiscal year ended December 31, 2006.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R for restricted stock units awarded received under the 2005 Omnibus Incentive Compensation Plan in 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R for stock options granted under the 2005 Omnibus Incentive Compensation Plan in 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(4)	Reflects amounts paid for 2006 performance under the Company’s short-term incentive program. These payments were based on the Company’s performance against its established Adjusted EBITDA goal and other operational and strategic goals. Payments for 2006 were approved by the Company’s Compensation Committee at its March 2, 2007 meeting, and if not deferred by the named executive officer, were paid on March 9, 2007. See Compensation Discussion and Analysis

— Performance-Based Compensation above for further discussion of annual payments under this program.

(5)	Reflects the following items for each named executive officer:
(a) A perquisite allowance which provides a fixed dollar amount (ranging from $18,000 to $21,000) for the named executive officer to use for tax preparation, financial planning or estate planning. Mr. Muller received a 2006 perquisite allowance of $21,000. Mr. Edgell received a $16,500 allowance, and each of Mr. Iaco, Mr. Williams and Mr. von Blasingame received an $18,000 allowance for 2006. See Compensation Discussion and Analysis — Perquisites for further discussion of the perquisite allowances.
(b) Matching and profit sharing contributions by the Company to each named executive officer under the Company’s 401(k) Plan and supplemental benefit plans. See Compensation Discussion and Analysis — Benefits for further discussion of these plans.
(c) Relocation benefits provided to the named executive officers for moving to the Company’s headquarters in Atlanta, Georgia. All named executive officers commenced employment with the Company between October 2005 and January 2006 and were required to relocate as a result. The following relocation benefits were provided to our named executive officers in 2006: Mr. Muller — $6,115; Mr. Iaco — $37,820; Mr. Edgell — $208,276; Mr. Williams — $62,745; and Mr. von Blasingame — $175,622.

(6)	Mr. von Blasingame received a salary increase on November 13, 2006 from an annualized rate of pay of $285,000 to $340,000. See Compensation Discussion and Analysis — Annual Salary for further discussion of Mr. von Blasingame’s salary increase.

GRANTS OF PLAN-BASED AWARDS IN 2006
The following table sets forth information with respect to restricted stock units awarded and options granted during the fiscal year ended December 31, 2006 to each of our named executive officers.

				Estimated Potential
				Payouts Under Equity
				Incentive Plan Awards
			Estimated	Number		All Other	All Other		Grant
			Potential	of		Stock	Option	Exercise	Date Fair
			Payouts	Shares	Number of	Awards:	Awards:	or Base	Value of
			Under Non-	of Stock	Securities	Number	Number of	Price of	Stock and
			Equity	or Units	Underlying	of Shares	Securities	Option	Option
			Incentive Plan	(#)	Options (#)	or Stock	Underlying	Awards	Awards
Name	Grant Date		Awards($)Target	Target	Target	Units(#)	Options(#)	($)	($)
Edward R. Muller		(1)	1,000,000
	1/13/06	(2)				81,169	405,844	24.64	6,147,730
	2/17/06	(3)				79,840	399,202	25.05	6,143,709
	11/13/06	(4)		51,546	300,000			28.89	3,313,164

James V. Iaco		(1)	292,500
	1/13/06	(1)				24,351	121,753	24.64	1,844,325
	2/17/06	(3)				23,952	119,760	25.05	1,843,107
	11/13/06	(4)		24,055	140,000			28.89	1,546,149

Robert M. Edgell		(1)	311,250
	1/13/06	(2)				25,703	128,517	24.64	1,946,766
	2/17/06	(3)				25,283	126,414	25.05	1,945,516
	11/13/06	(4)		25,773	150,000			28.89	1,656,582

S. Linn Williams		(1)	292,500
	1/13/06	(2)				21,645	108,225	24.64	1,639,393
	2/17/06	(3)				21,291	106,454	25.05	1,638,333
	11/13/06	(4)		24,055	140,000			28.89	1,546,149

William P. von Blasingame		(1)	147,083
	1/13/06	(2)				7,440	37,202	24.64	563,526
	2/17/06	(3)				7,319	36,593	25.05	563,176
	11/13/06	(4)		17,182	100,000			28.89	1,104,388

(1)	Represents target level bonus amounts for 2006 under the short-term incentive program. For actual amounts paid under the short-term incentive program for 2006, see Non-Equity Incentive Plan Compensation under the 2006 Summary Compensation Table above.

(2)	Stock options and restricted stock units granted on 1/13/2006 vest in four equal installments at 6 months, 12 months, 24 months, and 36 months from 1/3/2006. Delivery of shares for the restricted stock units is deferred until employment terminates. The stock options granted on 1/13/2006 expire on 1/13/2016.

(3)	Stock options and restricted stock units granted on 2/17/2006 vest in four equal installments at 6 months, 12 months, 24 months, and 36 months from 1/3/2006. Delivery of shares for the restricted stock units is deferred until employment terminates. The stock options granted on 2/17/2006 expire on 2/17/2016.

(4)	If certain performance criteria are met by 12/31/07, stock options and restricted stock units granted on 11/13/2006 will vest 100% at 6/30/08, and delivery of shares for the restricted stock units will be deferred until employment terminates. Grants were made at three times base salary, 50% in restricted stock units and 50% in nonqualified stock options. Any unexercised vested stock options will expire on 11/13/2009. For a further discussion of the performance conditions for this equity grant, see Compensation Discussion and Analysis — Special Equity Grants above.
Employment Agreements
Mirant has entered into employment agreements with each of the named executive officers. The compensation payable under each employment agreement is discussed below. Certain amounts are paid immediately if the employee dies, becomes disabled, or is terminated without cause – see Potential Payments Upon Termination below for further discussion. The Board has sole responsibility for administering these agreements.
Edward R. Muller Employment Agreement
Effective September 30, 2005, Mirant entered into an employment agreement with Mr. Muller. This agreement provides for compensation and benefits during the three-year term of the agreement, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Muller’s base salary for 2006 was $1 million, and the Board evaluates Mr. Muller’s compensation annually. In 2007, Mr. Muller’s base salary was increased to $1.1 million. In addition, Mr. Muller’s target short-term incentive level during the term of his employment will be no less than 100% of base salary with a maximum of two times the target. Pursuant to the terms of his employment agreement, in 2006 Mr. Muller received a long-term incentive grant consisting of restricted stock units and stock options with an aggregate economic value of $12.3 million. Beginning with fiscal year 2007 and for each year thereafter, Mr. Muller is eligible to receive additional equity-based compensation under Mirant’s 2005 Omnibus Incentive Compensation Plan.
In the event Mr. Muller is terminated by Mirant without cause (as defined in the employment agreement), he will receive two times his base salary plus two times his target short-term incentive. If he is terminated in conjunction with a change of control, Mr. Muller will receive three times his base salary plus three times his target short-term incentive or his actual annual short-term incentive for the year preceding the change in control, if higher than target.
James V. Iaco Employment Agreement
Effective November 7, 2005, Mirant entered into an employment agreement with Mr. Iaco. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Iaco’s base salary for 2006 was $450,000, and in 2007, his base salary was increased to $470,000. Mr. Iaco’s target short-term incentive level during the term of his employment will be no less than 65% of base salary with a maximum of two times the target. Pursuant to the terms of his employment agreement, in 2006 Mr. Iaco received a long-term incentive grant consisting of restricted stock units and stock options with an aggregate economic value of $3.7 million. Beginning with fiscal year 2007 and for each fiscal year thereafter, Mr. Iaco is eligible to receive additional equity-based compensation under Mirant’s 2005 Omnibus Incentive Compensation Plan.
In the event Mr. Iaco is terminated by Mirant without cause (as defined in the employment agreement), he will receive 1.5 times his base salary plus 1.5 times his target short-term incentive. If he is terminated in conjunction with a change of control, Mr. Iaco will receive three times his base salary plus three times his target short-term incentive or his actual annual short-term incentive for the year preceding the change in control, if higher than target.
Robert M. Edgell Employment Agreement
Effective January 3, 2006, Mirant entered into an employment agreement with Mr. Edgell. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Edgell’s base salary for 2006 was $500,000, and in 2007, his base salary was increased to $545,000. Mr. Edgell’s target short-term incentive level during the term of his employment will be no less than 65% of base salary with a maximum of two times the target. Pursuant to the terms of his employment agreement, in 2006 Mr. Edgell received a long-term incentive grant consisting of restricted stock units and stock options with an aggregate economic value of $3.9 million. Beginning with fiscal year 2007 and for each fiscal year thereafter, Mr. Edgell is eligible to receive additional equity-based compensation under Mirant’s 2005 Omnibus Incentive Compensation Plan.
In the event Mr. Edgell is terminated by Mirant without cause (as defined in the employment agreement), he will receive an amount equal to 1.5 times his base salary plus 1.5 times his target short-term incentive. If he is terminated in conjunction with a change of control, Mr. Edgell will receive three times his base salary plus three times his target short-term incentive or his actual annual short-term incentive for the year preceding the change in control, if higher than target.
S. Linn Williams Employment Agreement
Effective November 7, 2005, Mirant entered into an employment agreement with Mr. Williams. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Williams’s base salary for 2006 was $450,000, and in 2007, his base salary was increased to $470,000. Mr. Williams’s target short-term incentive level during the term of his employment will be no less than 65% of base salary with a maximum of two times the target. Pursuant to the terms of his employment agreement, in 2006 Mr. Williams received a long-term incentive grant consisting of restricted stock units and stock options with an aggregate economic value of $3.3 million. Beginning with fiscal year 2007 and for each fiscal year thereafter, Mr. Williams is eligible to receive additional equity-based compensation under Mirant’s 2005 Omnibus Incentive Compensation Plan.
In the event Mr. Williams is terminated by Mirant without cause (as defined in the employment agreement), he will receive an amount equal to 1.5 times his base salary plus 1.5 times his target short-term incentive. If he is terminated in conjunction with a change of control, Mr. Williams will receive three times his base salary plus three times his target short-term incentive or his actual annual short-term incentive for the year preceding the change in control, if higher than target.
William P. von Blasingame Employment Agreement
Effective November 28, 2005, Mirant entered into an employment agreement with Mr. von Blasingame. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Through November 13, 2006, Mr. von Blasingame’s base salary was $285,000, and on that date his base salary was increased to $340,000. Mr. von Blasingame’s target short-term incentive level during the term of his employment will be no less than 50% of base salary with a maximum of two times the target. Pursuant to the terms of his employment agreement, in 2006 Mr. von Blasingame received a long-term incentive grant consisting of restricted stock units and stock options with an aggregate economic value of $1.1 million. Beginning with fiscal year 2007 and for each fiscal year thereafter, Mr. von Blasingame is eligible to receive additional equity-based compensation under Mirant’s 2005 Omnibus Incentive Compensation Plan.
In the event Mr. von Blasingame is terminated by Mirant without cause (as defined in the Agreement), he will receive an amount equal to one times his base salary plus one times his target short-term incentive. If he is terminated in conjunction with a change of control, Mr. von Blasingame will receive three times his base salary plus three times his target short-term incentive or his actual annual short-term incentive for the year preceding the change in control, if higher than target. Under his employment agreement, a change in control also includes the sale of our Caribbean assets.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information regarding the unexercised options and unvested restricted stock units held by our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
			Equity					Plan	Payout
			Incentive				Market	Awards:	Value of
			Plan				Value of	Unearned	Unearned
			Awards:			Shares or	Shares or	Shares,	Shares,
		Securities	Securities			Units of	Units of	Units or	Units or
	Securities	Underlying	Underlying			Stock	Stock	Other	Other
	Underlying	Unexercised	Unexercised			That	That Have	Rights	Rights
	Unexercised	Options –	Unearned	Option	Option	Have Not	Not	That Have	That Have
	Options –	Unvested	Options	Exercise	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Vested (#)(1)	(#) (1)	(#)(2)	Price ($)	Date	(#) (1)	($)(1)	(#)(2)	($)(3)
Edward R. Muller	101,461	304,383	—	24.64	1/13/2016	60,877	1,921,879	—	—
	99,801	299,401	—	25.05	2/17/2016	59,880	1,890,412	—	—
			300,000	28.89	11/13/2009			51,546	1,627,307

James V. Iaco	30,438	91,315	—	24.64	1/13/2016	18,263	576,571	—	—
	29,940	89,820	—	25.05	2/17/2016	17,964	567,123	—	—
			140,000	28.89	11/13/2009			24,055	759,416

Robert M. Edgell	32,129	96,388	—	24.64	1/13/2016	19,277	608,583	—	—
	31,604	94,810	—	25.05	2/17/2016	18,962	598,638	—	—
			150,000	28.89	11/13/2009			25,773	813,654

S. Linn Williams	27,056	81,169	—	24.64	1/13/2016	16,234	512,499	—	—
	26,614	79,840	—	25.05	2/17/2016	15,968	504,118	—	—
			140,000	28.89	11/13/2009			24,055	759,416

William P. von Blasingame	9,301	27,901	—	24.64	1/13/2016	5,580	176,161	—	—
	9,149	27,444	—	25.05	2/17/2016	5,489	173,296	—	—
			100,000	28.89	11/13/2009			17,182	542,440

(1)	Stock options and restricted stock units granted on 1/13/2006 and 2/17/2006 vest in four equal installments at 6 months, 12 months, 24 months, and 36 months from 1/3/2006. Delivery of shares for the restricted stock units is deferred until employment terminates. All options expire 10 years from the date of grant.

(2)	If certain performance criteria are met by 12/31/07, stock options and restricted stock units granted on 11/13/2006 will vest 100% at 6/30/08, and delivery will be deferred until employment terminates. Grants were sized as three times base salary, were comprised of 50% restricted stock units and 50% nonqualified stock options. Any unexercised vested options will expire on 11/13/2009. For a further discussion of the performance conditions for this equity grant, see Compensation Discussion and Analysis — Special Equity Grants above.

(3)	Value based on closing stock price on 12/31/06 of $31.57.

OPTION EXERCISES AND STOCK VESTED IN 2006
The following table sets forth information regarding restricted stock units which vested during the fiscal year ended December 31, 2006 for our named executive officers. No options were exercised by our named executive officers during 2006.

	Stock Awards
	Shares	Value Realized
	Acquired on	on Vesting ($)
Name	Vesting (#)(1)	(2)
Edward R. Muller	40,252	1,080,370
James V. Iaco	12,076	324,113
Robert M. Edgell	12,747	342,116
S. Linn Williams	10,734	288,101
William P. von Blasingame	3,690	99,033

(1)	Shares have vested but will not be received until employment terminates.

(2)	Based on closing stock price on vesting date (7/3/2006) of $26.84.
2006 NONQUALIFIED DEFERRED COMPENSATION

Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in Last	Distributions	Balance at
Name	in Last FY ($)	in Last FY ($)	FY ($)(1)	($)	Last FY ($)
Edward R. Muller	75,006	—	4,800	—	79,806
James V. Iaco	—	—	—	—	—
Robert M. Edgell	—	—	—	—	—
S. Linn Williams	33,750	—	3,234	—	36,984
William P. von
Blasingame	—	—	—	—	—

(1)	Earnings are based on market performance.

Potential Payments Upon Termination
Each of our named executive officers has an employment agreement that provides for certain severance payments in the event his employment is terminated without good cause, or due to death, disability or a change in control. The agreements have three-year terms and continue through late 2008 or early 2009, depending on the individual named executive officer. After the three year term, the agreements are to be automatically extended in one-year increments unless we give prior notice of termination.
Under the agreements, the executives receive severance payments in the event of termination without cause, non-renewal of their contract on competitive terms, or termination by the executive for good reason. These severance payments are a combination of a multiple of the executive’s annual salary and a multiple of his target short-term incentive in the year in which his employment is terminated. A description of the payout multiples for our named executive officers is included under Employment Agreements above. In addition, the named executive officer will receive continued coverage for 24 months under the retirement, life insurance, long-term disability, medical, dental and other group health benefits and plans in effect at the time of termination.
Severance payments upon death or disability also are set out in the individual employment agreements and the agreements generally provide for a lump sum payment of target annual bonus prorated for the number of days during the year that the executive was employed by the Company during the year.
The agreements also provide that named executive officers could be entitled to certain severance benefits following a change in control of the Company. If, for up to two years following a change in control, the named executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the named executive officer is entitled to a severance payment that will be equal to the sum of (i) 36 months of the named executive officer’s monthly base salary and (ii) the higher of (a) three times the last full-year’s annual incentive payment or (b) three times the target annual incentive payment for the year in which termination occurs. In addition to the cash severance payment, the executives also would receive continuation of retirement, life insurance, long-term disability, medical, dental, and other group health benefits and plans in effect at termination. The severance generally would be paid in the form of a lump sum cash payment. In addition, in accordance with the terms of the award agreements for each of the named executive officers, unvested stock options and unvested restricted stock units accelerate, vest, and become exercisable if they are not replaced upon the change in control.
Under the employment agreements, a change in control would include any of the following events:
•	any “person,” as defined in the Securities Exchange Act of 1934, acquires 50 percent or more of our voting securities;

•	a majority of our Board of Directors is replaced by a two-thirds vote ;

•	consummation of a reorganization, merger, consolidation, sale or other disposition with more than a 50% beneficial ownership change; or

•	shareholders approve certain mergers, or a liquidation or sale of our assets.
In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up,” on an after-tax basis, the named executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest, but the gross-up is capped at $7 million for the Chief Executive Officer and at $2 million for all other named executive officers.
The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment in the situations outlined above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 31, 2006, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Values for stock option and restricted stock unit grants are based on our closing price of $31.57 on December 31, 2006.
POTENTIAL PAYMENTS UPON TERMINATION

		Accelerated	Accelerated
		Vesting of	Vesting of	Benefit	Estimated
	Severance	Stock Options	Restricted	Continuation	Tax Gross-
Name	Amount ($)	($)	Stock ($)	($)	Up ($)	Total ($)
Edward R. Muller
Change-in-Control	6,000,000	4,865,500	5,439,600	300,000	5,450,000	22,055,100
Good Reason	4,000,000	4,865,500	5,439,600	200,000	—	14,505,100
For cause	—	—	—	—	—	0
Retirement	—	—	—	—		0
Disability	1,000,000	4,141,900	3,975,000	—	—	9,116,900

James V. Iaco
Change-in-Control	2,227,500	1,593,600	1,903,100	160,000	2,000,000	7,884,200
Good Reason	1,113,750	1,593,600	1,903,100	110,000	—	4,720,450
For cause	—	—	—	—	—	0
Retirement	—	—	—	—	—	0
Disability	292,500	1,256,000	1,219,600	—	—	2,768,100

Robert M. Edgell
Change-in-Control	2,475,000	1,688,100	2,020,900	160,000	2,000,000	8,344,000
Good Reason	1,237,500	1,688,100	2,020,900	110,000	—	5,056,500
For cause	—	—	—	—	—	0
Retirement	—	—	—	—	—	0
Disability	325,000	1,326,300	1,288,600	—	—	2,939,900

S. Linn Williams
Change-in-Control	2,227,500	1,458,300	1,776,000	160,000	2,000,000	7,621,800
Good Reason	1,113,750	1,458,300	1,776,000	110,000	—	4,458,050
For cause	—	—	—	—	—	0
Retirement	—	—	—	—	—	0
Disability	292,500	1,120,600	1,092,600	—	—	2,505,700

William P. von Blasingame
Change-in-Control	1,530,000	640,300	891,900	160,000	1,250,000	4,472,200
Good Reason	510,000	640,300	891,900	55,000	—	2,097,200
For cause	—	—	—	—	—	0
Retirement	—	—	—	—	—	0
Disability	170,000	399,100	403,700	—	—	972,800

2006 Director Compensation Table
In May 2006, the Compensation Committee adopted the 2006 Non-Employee Directors Compensation Plan that sets forth the annual and supplemental retainers, meeting fees and equity compensation payable to the non-employee directors. Pursuant to the plan, our non-management directors each receive an annual retainer of $60,000 and are paid $1,500 for each Board and committee meeting that they attend. The following annual supplemental retainers also are paid as applicable: $20,000 for the Audit Committee Chair; $10,000 for each of the Compensation and Nominating and Governance Committee Chairs, and $20,000 for the lead independent director. The Company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, as well as for continuing education programs related to their directorships.
The following table provides 2006 compensation information for each non-management member of our Board of Directors.

	Fees
	Earned or	Stock	Option	All Other	Total
	Paid in	Awards	Awards	Compensation	Compensation
Name	Cash ($)	($)(1)	($)(2)	($)	($)
Thomas W. Cason	114,500	50,013	102,407	—	266,920
A.D. Correll	129,000	50,013	102,407	—	281,420
Terry G. Dallas	88,500	50,013	102,407	—	240,920
Thomas H. Johnson	106,000	50,013	102,407	—	258,420
John T. Miller	93,000	50,013	102,407	—	245,420
Robert C. Murray	94,500	50,013	102,407	—	246,920
John M. Quain	88,500	50,013	102,407	—	240,920
William L. Thacker	97,500	50,013	102,407	—	249,920

(1)	Each non-management director received a grant of 1,015 restricted shares or restricted stock units (at their option) on 1/13/2006, and 1,026 restricted stock units on 5/10/2006. The restricted shares or restricted stock units granted on 1/13/06 vest ratably over three years. The restricted stock units granted on 5/10/2006 vest 100% on 5/10/2007, and delivery of the shares for the restricted stock units is deferred until their directorship terminates. Each restricted stock unit represents a contingent right to receive one share of Mirant Corporation common stock. The amounts in the stock award column reflect the dollar amount recognized for fiscal year ended December 31, 2006, in accordance with SFAS No. 123R. The fair value for each restricted stock unit granted on 1/13/2006 was $24.64, and the fair value for each restricted stock unit granted on 5/10/2006 was $24.37.

(2)	Each non-management director received a grant of 5,073 stock options on 1/13/2006, and 5,129 stock options on 5/10/2006. The stock options granted on 1/13/2006 vest ratably over three years. The stock options granted on 5/10/2006 vest 100% on 5/10/2007. The amounts in the option awards column reflect the dollar amounts recognized under SFAS No. 123R using the Black-Scholes option-pricing model. The fair value of each option granted on 1/13/2006 was $10.41, and the fair value of each option granted on

5/10/2006 was $9.67. The assumptions made in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. Each non-management director held 10,202 options as of December 31, 2006.
Other Information
Security Ownership of Directors, Executive Officers, and Certain Beneficial Owners
The following table shows the beneficial ownership of Mirant common stock as of March 16, 2007 for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock; (ii) each director of the Company; (iii) each named executive officer of the Company; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, each person listed below has sole voting and dispositive (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. The business address of each director and/or executive officer of the Company listed below is 1155 Perimeter Center West, Atlanta, GA 30338-5416.

	Total Beneficial		Percentage of
	Ownership (1)		Shares Owned
Thomas W. Cason	8,159	(2)	*
A. D. Correll	7,159	(3)	*
Terry G. Dallas	8,820	(4)	*
Robert M. Edgell	127,465	(5)	*
James V. Iaco, Jr.	120,756	(6)	*
Thomas H. Johnson	7,159	(7)	*
John T. Miller	9,271	(8)	*
Edward R. Muller	402,523	(9)	*
Robert C. Murray	8,159	(10)	*
John M. Quain	7,159	(11)	*
William L. Thacker	6,820	(12)	*
William P. von Blasingame	36,897	(13)	*
S. Linn Williams	107,339	(14)	*
Directors and Executive Officers as a Group (13 people)	857,686		*
Paulson & Co. Inc.(15)	14,789,500		5.78%

*	Less than 1%

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof. This column includes ownership interests in Mirant common shares, non-convertible economic interests, and shares individuals have rights to acquire within 60 days (as of 3/16/2007).

(2)	Includes outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(3)	Includes outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(4)	Includes outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(5)	Represents outstanding options to purchase 127,465 shares which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(6)	Represents outstanding options to purchase 120,756 shares which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(7)	Includes outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(8)	Includes (i) outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date and (ii) 43 warrants to purchase Mirant common stock, which were granted to former Mirant shareholders in connection with Mirant’s emergence.

(9)	Represents outstanding options to purchase 402,523 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(10)	Includes outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(11)	Includes outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(12)	Represents outstanding options to purchase 6,820 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(13)	Represents outstanding options to purchase 36,897 shares which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(14)	Represents outstanding options to purchase 107,339 shares, which were exercisable as of March 16, 2007, or which become exercisable within 60 days of such date.

(15)	Paulson & Co. Inc. (“Paulson”) is an investment advisor located at 590 Madison Avenue, New York, New York 10022. In its role as investment advisor, Paulson possesses sole voting and dispositive power with regard to all such securities. Paulson disclaims beneficial ownership of such securities. This information is based on a Schedule 13/G filed with the SEC on February 15, 2007.
Codes of Ethics
Mirant’s Code of Ethics and Business Conduct provides guidance to employees in making lawful and ethical decisions and applies to officers and employees of Mirant and its subsidiaries, and our Board of Directors. Mirant also has adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Risk Officer, Senior Vice President – Tax and Controller. This Code of Ethics is intended to deter wrongdoing and promote honest and ethical conduct and compliance with applicable laws, rules and regulations. Both the Code of Ethics and Business Conduct and the Code of Ethics for Senior Financial Officers are available on our website at http://www.mirant.com and are available in print to any stockholder upon written request to our Corporate Secretary.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Mirant directors and executive officers to file reports with the SEC showing their holdings of and transactions in Mirant securities. It is generally the practice of the Company to file the forms on behalf of these directors and executive officers. All such forms were timely filed for 2006, except that a late Form 4 showing 2,056 shares received by John T. Miller in connection with the conversion of Mirant debt held by him at our emergence from Chapter 11 bankruptcy was filed on May 11, 2006.
Stockholder Proposals
Stockholder proposals to be considered for inclusion in Mirant’s proxy materials for the 2008 Annual Meeting of Stockholders must be received no later than December 7, 2007. Stockholder proposals must be submitted in writing to our Corporate Secretary at Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416. For stockholder proposals that are not included in Mirant’s proxy materials to be presented at next year’s meeting, you must comply with the requirements set forth in Article II, Section 11(A) of our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the prior year’s Annual Meeting. Accordingly, for Mirant’s 2008 Annual Meeting, the Corporate Secretary must receive the proposal no earlier than February 3, 2008, and no later than March 5, 2008. The proxy solicited by the Board of Directors for next year’s meeting will confer discretionary authority to vote on any proposal that does not meet these requirements.

EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN OR
ACCOMPANYING THIS PROXY STATEMENT
This Proxy Statement is being distributed to stockholders as part of a larger publication containing other documents and information of interest to stockholders concerning the Annual Meeting. The reports of the Audit Committee and Compensation Committee shall not be deemed to be filed or incorporated by reference into any filing with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.
This Proxy Statement is accompanied or preceded by Mirant’s 2006 Annual Report on Form 10-K. The 2006 Annual Report on Form 10-K, which includes audited consolidated financial statements and other information about Mirant, is not incorporated in the Proxy Statement is not deemed to be part of the proxy soliciting material.

PROXY
MIRANT CORPORATION
1155 PERIMETER CENTER WEST
ATLANTA, GA 30338
This proxy is solicited by the Board of Directors of the Company
     The undersigned hereby appoints Edward R. Muller and James V. Iaco as proxies, each with the power to appoint his substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Mirant Corporation held of record by the undersigned at the close of business on March 16, 2007, at the Annual Meeting of Stockholders to be held May 8, 2007, or any adjournment thereof.
     If any other business may properly come before the meeting, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed under Item 1 and in favor of Item 2.
Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE	☐

Item 1. Election of nine Directors for Term Ending in 2008	Item 2.	Ratification of Appointment of KPMG LLP as Independent Auditor for 2007	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:

01 Thomas W. Cason 02 A.D. (Pete) Correll 03 Terry G. Dallas 04 Thomas H. Johnson 05 John T. Miller	06 Edward R. Muller 07 Robert C. Murray 08 John M. Quain 09 William L. Thacker	FOR the nominees listed (except as marked to the contrary below)	☐	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority for any individual nominee write the number of each nominee you wish to withhold on the line(s) below:	WITHHOLD AUTHORITY to vote for the nominees listed	☐	PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL STOCKHOLDERS MEETING	☐

Signature	Signature	Date

Please sign exactly as name appears herein. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, Trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mir Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-
by-step instructions will prompt you through enrollment.